WASHINGTON MUTUAL INVESTORS FUND, INC.
                    SUPPLEMENTARY ARTICLES OF INCORPORATION
 The undersigned, Stephen Hartwell, whose mailing address is 1101 Vermont Avenue, N.W., Washington, D.C. 20005, Chairman of the above-named corporation, does hereby file these Supplementary Articles to the Articles of Incorporation filed
June 22, 1990.
 Article VI (a) of the corporation's Articles of Incorporation has been amended to read as follows:
 (a) All of the authorized shares of capital stock of the Corporation are classified as "common stock". The Corporation's common stock shall have two classes of shares, designated Class A and Class B with currently authorized shares hereby redesignated as Class A shares. The number of shares of capital stock which the Corporation shall have the authority to issue is three billion (3,000,000,000) shares of Class A stock of the par value of $1.00 per share and the aggregate par value of three billion dollars ($3,000,000,000) and one billion (1,000,000,000) shares of Class B stock of the par value of $1.00 per share of the aggregate par value of one billion dollars ($1,000,000,000). The Board of Directors of the Corporation is hereby empowered to increase or decrease, from time to time, the total number of shares of capital stock or the number of shares of capital stock of any class or series that the Corporation shall have the authority to issue without any action by the shareholders.
 (b) Except to the extent provided otherwise by the Articles of Incorporation, the Class A shares and the Class B shares of the Corporation shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Articles of Incorporation of the Corporation to the contrary:
 (i) Class A shares and Class B shares may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;
 (ii) Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that class;
 (iii) Except as otherwise provided hereinafter, on the eighth anniversary of the first business day of the month following the month in which Class B shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class B shares purchased through the reinvestment of dividends or other distributions paid on all Class B shares held by such holder) shall automatically convert to Class A shares on the basis of the respective net asset values of the Class B shares and the Class A shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class B shares if any conversion of such shares would constitute a taxable event under federal income tax law ( in which case the holder of such Class B shares shall have the right to exchange from time to time any or all of such Class B shares held by such holder for Class A shares on the basis of the respective net asset values of the Class B shares and the Class A shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class B shares represented by stock certificates shall be subject to tender of such certificates.
 (iv) Subject to the foregoing paragraph, Class A and Class B shares may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.
 (v) Present paragraphs (b) through (e) of Article VI are redesignated (c) through (f) with appropriate changes in any cross-references to those paragraphs.
  (1)  Before Increase in Shares After Increase in Shares
(i) total shares authorized all classes  two billion  four billion
(ii) shares authorized Class A two billion common three billion common
     Class B none  one billion common
(iii) par value Class A $1.00 per share $1.00 per share
 Class B none authorized $1.00 per share
(iv) aggregate par value all shares two billion dollars four billion dollars
(2) The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.
(3) The total number of shares that the Corporation has authority to issue has been increased by vote of the Board of Directors at a meeting on December 16, 1999 and in accordance with 2-105 (c), Annotated Code of Maryland, General Corporation Law.
(4) The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.
        IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and attested by its Secretary on this 17th day of December 1999.
  WASHINGTON MUTUAL INVESTORS FUND, INC.
  By:
   Stephen Hartwell
   Chairman
ATTEST:
Howard L. Kitzmiller
Secretary